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                                                                     Exhibit 6.4

Last Revision Date: June 18, 1998

   LANL MODULAR CRADA STEVENSON-WYDLER (15 USC 3710) COOPERATIVE RESEARCH AND
           DEVELOPMENT AGREEMENT (hereinafter "CRADA") NO. LA98CIO384
                                    BETWEEN

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA under its U.S. Department of Energy
                                    Contract

    No. W@-7405-ENG-36 (hereinafter "University") and DCH Technology, Inc., (hereinafter "Participant") both being hereinafter jointly referred to as the
                                   "Parties"

ARTICLE 1: DEFINITIONS

A.   "Government" means the United States of America and agencies thereof.

B. "DOE" means the Department of Energy, an agency of the United States of America.

C. "Contracting Officer" means the DOE employee administering the University's DOE contract.

D. "Generated Information" means information produced in the performance of this CRADA.

E. "Proprietary Information" means information which embodies (1) trade secrets or (ii) commercial or financial information which is privileged or confidential under the Freedom of-Information Act (5 USC 552 (b)(4)), either of which is developed at private expense outside of this CRADA and which is marked as Proprietary Information.

F. "Protected CRADA Information" means Generated Information which is marked as being Protected CRADA Information by a Party, to this CRADA and which would have been Proprietary Information had it been obtained from a non-federal entity.

G. "Subject Invention" means any invention of the University or Participant conceived or first actually reduced to practice in the performance of work under this CRADA.

H. "Intellectual Property" means patents, trademarks, copyrights mask works, and other forms of comparable property rights protected by Federal Law and other foreign counterparts.

I. "Trademark" means a distinctive mark, symbol, or emblem used in commerce by a producer or manufacturer to identify and distinguish its goods or services from those of others.

J. "Service Mark" means a distinctive word, slogan, design, picture, symbol or any combination thereof, used in commerce by a person to identify and distinguish its services from those of others.

K. "Mask Work" means a series of related images, however fixed or encoded, having or representing the predetermined three-dimensional pattern of metallic,
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insulating or semiconductor material present or removed from the layers of a semiconductor chip product, and in which series the relation of the images to one another is that each image has the pattern of the surface Of one form of the semiconductor chip product.

L. "RD&D" means research, development, and demonstration performed by the University and the Participant under this CRADA, including works performed by consultants or other contractors and subcontractors under this CRADA.

M. "Background Intellectual Property" means the Intellectual Property rights in the items identified by the Parties in Appendix C, Background Intellectual Property, which were in existence prior to or are first produced outside of this CRADA, except that in the case of inventions in those identified items, the inventions must have been conceived outside of this CRADA and not first actually reduced to practice under this CRADA to qualify as Background Intellectual Property. Licensing of Background Intellectual Property, if agreed to by the Parties, shall be the subject of separate licensing agreements between the Parties. Background Intellectual Properties are not Subject Inventions.

N. "Agent" means any consultant, subcontractor, affiliate, or other individual, with respect to whom a Participant is entitled to assert or acquire ownership of Intellectual Property generated by such individual and for whom the Participant warrants compliance with the terms of this CRADA.

ARTICLE II: STATEMENT OF WORK

Appendix A, Statement 'of Work, is hereby incorporated into this CRADA by reference.

ARTICLE III: TERM, FUNDING AND COSTS

A. The effective date of this CRADA shall be the latter date of (1) the date on which it is signed by the last of the Parties hereto or, (2) the date on which it is approved by DOE. The work to be performed under this CRADA shall be completed within 24 months from the effective date. The term of this CRADA may be extended by mutual, written agreement of the Parties. A copy of this time-only extension, signed by both Parties, shall be provided to DOE by the University.

B. The Participant's estimated total contribution is [*]. The Government's estimated total contribution, which is provided through the University's contract with DOE, is [*], and includes [*] for the University, subject to available funding. The total value of this CRADA is estimated to be $1,200K.

C. Neither Party shall have an obligation to continue or complete performance of its work at a contribution in excess of its estimated contribution as contained in Article III B above, including any subsequent amendment.

D. Each Party agrees to provide at least thirty (30) days notice to the other Party if the actual cost to complete performance will exceed its estimated cost.

ARTICLE IV: PERSONAL PROPERTY

All tangible personal property Produced or acquired under this CRADA shall become the property of the Participant or the Government depending upon whose funds were used to obtain it. Such property is identified in Appendix A, Statement of Work. Personal Property shall be disposed of as directed by the

[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.
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owner at the owner's expense. All jointly funded property shall be owned by the
Government.

ARTICLE V: DISCLAIMER

THE GOVERNMENT, THE PARTICIPANT, AND THE"UNIVERSITY MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO THE CONDITIONS OF THE RESEARCH OR ANY INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE, OR DEVELOPED UNDER THIS CRADA, OR THE OWNERSHIP, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR RESULTING PRODUCT. NEITHER THE GOVERNMENT THE PARTICIPANT, NOR THE UNIVERSITY SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES ATTRIBUTED TO SUCH RESEARCH OR RESULTING PRODUCT INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE OR DEVELOPED UNDER THIS CRADA.

ARTICLE VI: PRODUCT LIABILITY

Except for liability resulting from any negligent acts or omissions of the University, Participant indemnities the Government and the University for all damages, costs and expenses, including attorney's fees, arising from personal injury or property damage occurring as a result of the making, using or selling of a product, process or service by or on behalf of the Participant, its assignees or licensees, which was derived from the work performed under this CRADA. In respect to this Article, neither the Government nor the University shall be considered assignees or licensees of the Participant, as a result of reserved Government and University rights. The indemnity set forth in this paragraph shall apply only if Participant shall have been informed as soon and as completely as practical by the University and/or the Government of the action alleging such claim and shall have been given an opportunity, to the maximum extent afforded by applicable laws, rules, or regulations, to participate in and control its defense, and the University and/or Government shall have provided all reasonably available information and reasonable assistance requested by Participant. No settlement for which Participant would be responsible shall be made without Participant's consent unless required by final decree of a court of competent jurisdiction.

ARTICLE VII: OBLIGATIONS AS TO PROPRIETARY INFORMATION

A. If Proprietary Information is orally disclosed to a Party, it shall be identified as such, orally, at the time of disclosure and confirmed in a written summary thereof, appropriately marked by the disclosing Party, within thirty
(30) days as being Proprietary Information.

B. Each Party agrees to not disclose Proprietary information provided by another Party to anyone other than the CRADA Participant and University without written approval of the providing Party, except to Government employees who are subject to the statutory provisions against disclosure of confidential information set forth in the Trade Secrets Act (18 USC 1905).

C. All Proprietary Information shall be returned to the provider thereof at the conclusion of this CRADA at the provider's expense.

D. All Proprietary Information shall be protected for a period of five (5) years, unless and until such Proprietary Information becomes publicly known without the fault of the recipient, comes into recipient's possession without breach of any of the obligations set forth herein by the recipient, or is independently developed by recipient's employees who did not have access to such Proprietary Information.
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ARTICLE VIII: OBLIGATIONS AS TO PROTECTED CRADA INFORMATION

A.   Each Party may designate as Protected CRADA Information, as defined in
Article 1, any Generated Information produced by its employees and, with the written agreement of the other Party, designate any Generated Information produced by the other Party's employees. All such designated Protected CRADA Information shall be appropriately marked.

B. For a period of five (5) years from the date Protected CRADA Information is produced, Parties agree not to further disclose such Information except:

(1)  as necessary to perform this CRADA;

(2)  as provided in Article XI [REPORTS AND ABSTRACTS];

(3) as requested by the DOE Contracting Officer to be provided to other DOE facilities for use only at those DOE facilities with the same protection in place;

(4) to existing or potential licensees, affiliates, customers or suppliers of the, Parties in support of commercialization of the technology with the same protection in place. Disclosure of Protected CRADA Information under this subparagraph shall only be done with both Parties' consent; or

(5)  as mutually agreed by the Parties in advance.

C. The obligations of (B) above shall end sooner for any Protected CRADA Information which shall become publicly known without fault of either Party, shall come into a Party's possession without breach by that Party of the obligations of (B) above, or shall be independently developed by a Party's employees who did not have access to the Protected CRADA Information.

ARTICLE IX: RIGHTS IN GENERATED INFORMATION

The Parties agree that they shall have no obligations of non-disclosure or limitations on their use of, and the Government shall have unlimited rights in, all Generated Information, all Protected CRADA Information after the expiration of the period set forth in Article VIII (B) above and information provided to the Government or University under this CRADA which is not marked as being copyrighted (subject to Article XIII) or as Protected CRADA Information (subject to Article VIII B) or Proprietary information (subject to Article VII B), or which is an invention disclosure which may later be the subject of a U.S. or foreign patent application.

ARTICLE X: EXPORT CONTROL

THE PARTIES UNDERSTAND THAT MATERIALS AND INFORMATION RESULTING FROM THE PERFORMANCE OF THIS CRADA MAY BE SUBJECT TO EXPORT CONTROL LAWS AND THAT EACH PARTY IS RESPONSIBLE FOR ITS OWN COMPLIANCE WITH SUCH LAWS.

ARTICLE XI: REPORTS AND ABSTRACTS

A.   The Parties agree to produce the following deliverables:

(1) an initial abstract suitable for public release at the time the CRADA is approved by DOE (see Appendix A);

(2) other abstracts (final when work is complete, and others as substantial changes in scope and dollars occur);

(3) a final report, upon completion or termination of this CRADA, to include a list of Subject Inventions;

(4) other topical/periodic reports where the nature of research and magnitude of dollars justify; and
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(5)  computer software in source and executable object code format as defined within the Statement of Work or elsewhere within the CRADA documentation.

B. It is understood that the University has the responsibility to provide the above information at the time of its completion to the DOE Office of Scientific and Technical Information.

C. Participant agrees to provide the above information to the University to enable full compliance with paragraph B of this Article.

D. It is understood that the University and the Department of Energy have a need to document the long-term economic benefit of the cooperative research being done under this agreement. Therefore, the Participant acknowledges a responsibility to respond to reasonable requests, during the term of this CRADA and for a period of three (3) years thereafter, from the University for information relating to such economic benefit.

ARTICLE XII: PRE-PUBLICATION REVIEW

A. The Parties agree to secure pre-publication approval from each other which shall not be unreasonably withheld or denied beyond thirty (30) days. The proposed publication shall be deemed not objectionable, unless the proposed publication contains Proprietary Information, Protected CRADA Information, or material that would create potential statutory bars to filing United States or corresponding foreign patent applications, in which case express written permission shall be required for publication.

B. The Parties agree that neither will use the name of the other Party or its employees in any promotional activity, such as advertisements, with reference to any product or service resulting from this CRADA, without prior written approval of the other Party.

ARTICLE XIII: COPYRIGHTS

A. The Parties may assert copyright in any of their Generated Information. Assertion of copyright generally means to enforce or give any indication of an intent or right to enforce such as by marking or securing Federal registration.

B. Each Party shall own title to copyrights in works as determined by U.S, Copyright Law, 17 USC 101 et seq. Copyrights in jointly created works shall be jointly owned. If either Party decides not to retain ownership of copyright in a work created by its employee(s), that Party agrees to assign such copyright to the other Party, at the other Party's request. Participant agrees to notify the University if it decides not to retain ownership of copyright in any work created by its employee(s); the University agrees to notify DOE if neither the Participant nor the University decides to retain ownership of copyright in any work created by their employee(s). The Parties agree to assign to the DOE, upon request, copyrights not retained by either Party.

C. For Generated Information, the Parties acknowledge that the Government has for itself and others acting on its behalf, a royalty-free, non-transferable, non-exclusive, irrevocable worldwide copyright license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, all copyrightable works produced in the performance of this CRADA, subject to the restrictions this CRADA places on publication of Proprietary Information and Protected CRADA Information.
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D.   For all copyrighted computer software produced in the performance of this
CRADA, the Party owning the copyright will provide the source code, an expanded abstract as described in Appendix B, the executable object code and the minimum support documentation needed by a competent user to understand and use the software to DOE's Energy Science and Technology Software Center, P.O. Box 1020, Oak Ridge, TN 37831.

The expanded abstract will be treated in the same manner as Generated Information in paragraph C of this Article.

E. The University and the Participant agree that, with respect to any copyrighted computer software produced in the performance of this CRADA, DOE has the right, at the end of the period set forth in paragraph B of Article VIII hereof and at the end of each two-year interval thereafter, to request the University and the Participant and any assignee or exclusive licensee of the copyrighted software to grant a non-exclusive, partially exclusive, or exclusive license to a responsible applicant upon terms that are reasonable under the circumstances, provided such grant does not cause a termination of any licensee's right to use the copyrighted computer software. If the University or the Participant or any assignee or exclusive licensee refuses such request, the University and the Participant agree that DOE has the right to grant the license if DOE determines that the University, the Participant, assignee, or licensee has not made a satisfactory demonstration that it is actively pursuing commercialization of the copyrighted computer software.

Before requiring licensing under this paragraph E, DOE shall furnish the University/Participant written notice of its intentions to require the University/Participant to grant the stated license, and the University/Participant shall be allowed thirty (30) days (or such longer period as may be authorized by the cognizant DOE Contracting Officer for good cause shown in writing by the University/Participant) after such notice to show cause why the license should not be required to be granted.

The University/Participant shall have the right to appeal the decision by the DOE to the grant of the stated license to the Invention Licensing Appeal Board as set forth in paragraphs (b)-(g) of 10 CFR 781.65, "Appeals."

F. The Parties agree to place Copyright and other notices, as appropriate for the protection of Copyright, in human readable form onto all physical media, and in digitally encoded form in the header of machine readable information recorded on such media such that the notice will appear in human readable form when the digital data are off loaded or the data are accessed for display or printout.

ARTICLE XIV: REPORTING SUBJECT INVENTIONS

A. The Parties agree to disclose to each other each and every Subject Invention, which may be patentable or otherwise protectable under the Patent Act. The Parties acknowledge that the University and Participant will disclose their respective Subject Invention to the DOE within two (2) months after the inventor first discloses the Subject Invention in writing to the person(s) responsible for patent matters of the disclosing Party.

B. These disclosures should be in sufficiently complete technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose and operation of the Subject Invention. The disclosure shall also identify any known actual or potential statutory bars, i.e., printed
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publications describing the Subject Invention or the public use or on sale of the Subject Invention in this country. The Parties further agree to disclose to each other any subsequent known actual or potential statutory bar that occurs for a Subject Invention disclosed but for which a patent application has not been filed. All Subject Invention disclosures shall be marked as confidential under 35 USC 205.

ARTICLE XV: TITLE TO INVENTIONS

Whereas the Participant and the University have been granted the right to elect to retain title to Subject Inventions:

A. Each Party shall own title to any Subject Invention made solely by its employees or Agents. Title to jointly made Subject Inventions shall be jointly owned. If either Party elects not to retain its interest in the title to a Subject Invention, the other Party shall have the first option to acquire by assignment the exclusive title to such invention. The DOE may obtain title to any Subject Invention that is not retained by any Party.

B. The Parties acknowledge that the DOE may obtain title to each Subject Invention reported under Article XIV for which a patent application or applications are not filed pursuant to Article XVI and for which any issued patents are not maintained by any Party to this CRADA.

C. The Parties acknowledge that the Government retains a non-exclusive, non-transferable, irrevocable, paid-up license to practice or to have practiced for or on behalf of the United States every Subject Invention under this CRADA throughout the world.

ARTICLE XV.I: SPECIAL LICENSE TERMS AND CONDITIONS

The Parties agree to enter into a separate Option Agreement in which the Participant is granted an option to obtain an exclusive license in a specified field of use and upon mutually agreed terms and conditions to Intellectual Property generated by University employees under this CRADA. The Parties understand that rights in Intellectual Property generated under subcontracts for tasks under this CRADA are treated in accordance with the terms of the subcontracts. Accordingly, neither Party will enter into any subcontract for tasks under this CRADA without the prior written approval of the other Party.

ARTICLE XVI: FILING PATENT APPLICATIONS

A. The Parties agree that the Party initially indicated as having an ownership interest in any Subject Inventions (Inventing Party) shall have the first opportunity to file U.S. and foreign patent applications. If the Participant does not file such applications within one year after election, or if the University does not file such applications within the filing time specified in its prime contract, then the other Party to this CRADA exercising an option pursuant to Article XV may file patent applications on such Subject Inventions. If a patent application is filed by the other Party (Filing Party), the
Inventing Party shall reasonably cooperate and assist the Filing Party, at the Filing Party's expense, in executing a written assignment of the Subject Invention to the Filing Party and in otherwise perfecting the patent application, and the Filing Party shall have the right to control the prosecution of the patent application. The Parties shall agree between themselves as to who will file patent applications on any joint Subject
Invention.
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B.   The Parties agree that DOE has the right to file patent applications in any country if neither Party desires to file a patent application for any Subject Invention. Notification of such negative intent shall be made in writing to the DOE Contracting Officer within three (3) months of the decision of the non-inventing party to not file a patent application for the Subject Invention pursuant to Article XV, or not later than 60 days prior to the time when any statutory bar might foreclose filing of a U.S. patent application.

ARTICLE XVII: TTRADEMARKS

'Me Parties may seek to obtain Trademark/Service Mark protection on products or services generated under this agreement in the United States or foreign countries. Each Party shall own title -to Trademarks/Service Marks developed solely by its employees or Agents. Jointly developed Trademarks/Service Marks shall be jointly owned. The Parties hereby acknowledge that the Government shall have the right to indicate on any similar goods or services produced by or for the Government that such goods or services were derived from and are a DOE version of the goods or services protected by such Trademark/Service Mark with the Trademark and the owner thereof being specifically identified. In addition, the Government shall have the right to use such Trademark/Service Mark in print or communications media.

ARTICLE XVIII: MASK WORKS

The Parties may seek to obtain legal protection for Mask Works fixed in semiconductor products generated under this agreement as provided by Chapter 9 of Title 17 of the United States Code. Each Party shall own title to Mask Works developed solely by its employees or Agents. Jointly developed Mask Works shall be jointly owned. The Parties hereby acknowledge that the Government or others acting on its behalf shall retain a non-exclusive, paid-up, worldwide, irrevocable, Nontransferable license to reproduce, import, or distribute the covered semiconductor product by or on behalf of the Government, and to reproduce and use the Mask Work by or on behalf of the Government.

ARTICLE XIX: COST OF INTELLECTUAL PRO PERT VPR LTFCTI@ @ON

Each Party shall be responsible for payment of all costs relating to Copyright, Trademark and Mask Work filing, U.S. and foreign patent application filing and prosecution, and all costs relating to maintenance fees for U.S. and foreign patents hereunder which are filed or registered by that Party. Government/DOE laboratory funds contributed as DOE's cost share to a CRADA cannot be given to Participant for payment of Participant's costs of filing and maintaining patents or filing for Copyrights, Trademarks, and Mask Works.

ARTICLE XX: REPORTS OF INTELLECTUAL PROPERTY USE

Participant agrees to submit for a period of three (3) years, upon request of DOE, a non-proprietary report no more frequently than annually on efforts to utilize any Intellectual Property arising under the CRADA.

ARTICLE XXI: DOE MARCH-IN RIGHTS

The Parties acknowledge that the DOE has certain march-in rights to any Subject Inventions in accordance with 48 CFR 27.304-1(g) and 15 USC 3710a(b)(1)(B) and
(C).
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ARTICLE XXII: U.S. COMPETITIVENESS

The Parties agree that a purpose of this CRADA is to provide substantial benefit to the U.S. economy.

A. In exchange for the benefits received under this CRA-DA, the Participant therefore agrees to the following:
(1) Products embodying Intellectual Property developed under this CRADA shall be substantially manufactured in the United States; and
(2) Processes, services, and improvements thereof which are covered by Intellectual Property developed under this CRADA shall be incorporated into the Participant's manufacturing facilities in the United States either prior to or simultaneously with implementation outside the United States. Such processes, services, and improvements, when implemented outside the United States, shall not result in reduction of the use of the same processes, services, or improvements in the United States.

A. The University agrees to a U.S. Industrial Competitiveness clause in accordance with its prime contract with respect to any licensing and assignments of its Intellectual Property arising from this CRADA, except that any licensing or assignment of its Intellectual Property rights to the Participant shall be in accordance with the terms of Paragraphs A. (1) and A. (2) of this Article.

ARTICLE XXIII: ASSIGNMENT OF PERSONNEL,

A. It is contemplated that each Party may assign personnel to the other Party's facility as part of this CRADA to participate in or observe the research to be performed under this CRADA. Such personnel assigned by the assigning Party shall not during the period of such assignments be considered employees of the receiving Party for any purposes.

B    The receiving Party shall have the right to exercise routine administrative and technical supervisory control of the occupational activities of such personnel during the assignment period and shall have the right to approve the assignment of such personnel and/or to later request their removal by the assigning Party.

C. The assigning Party shall bear any and all costs and expenses with regard to its personnel assigned to the receiving Party's facilities under this CRADA. The receiving Party shall bear facility costs of such assignments.

ARTICLE XXIV: FORCE MAJEURE

No failure or omission by the University or Participant in the performance of any obligation under this CRADA shall be deemed a breach of this CRADA or create any liability if the same shall arise from any cause or causes beyond the control of the University or Participant, including but not limited to the following, which, for the purpose of this CRADA, shall be regarded as beyond the control of the Party in question: Acts of God, acts or omissions of any government or agency thereof, compliance with requirements, rules, regulations, or orders of any governmental authority or any office, department, agency, or instrumentality thereof, fire, storm, flood, earthquake, accident, acts of the public enemy, war, rebellion, insurrection, riot, sabotage, invasion, quarantine, restriction, transportation embargoes, or failures or delays in transportation.

ARTICLE XXV: ADMINISTRATIO OF THE CRADA

It is understood and agreed that this CRADA is entered into by the University under the authority of its prime contract with DOE. The University is authorized to and will administer this CRADA in all respects unless otherwise specifically provided for herein. Administration of this CRADA may be transferred from the University to DOE or its designee with notice of such transfer to the Participant, and the University shall have no further responsibilities except for the confidentiality, use and/or non- disclosure obligations of this CRADA.

ARTICLE XXVI: RECORDS AND ACCOUNTING FOR GOVERNMENT PROPERTY

The Participant shall maintain records of receipts, expenditures, and the disposition of all Government property in its custody related to the CRADA.

ARTICLE XXVII: NOTICES

A. Any communications required by this CRADA, if given by postage prepaid first class U.S. Mail or other verifiable means addressed to the Party to receive the communication, shall be deemed made as of the day of receipt of such communication by the addressee, or on the date given if by verified facsimile. Address changes shall be given in accordance with this Article and shall be effective thereafter. All such communications, to be considered effective, shall include the number of this CRADA.

B. The addresses, telephone numbers and facsimile numbers for the Parties are as follows:

1.   For the University:

a.   FORMAL NOTICES AND COMMUNICATIONS
Russell N. Miller
Telephone: (505) 665-3089
Facsimile: (505)665-6127

For Fed. Ex., UPS, Freight:
Los Alamos National Laboratory
Civilian and Industrial Technology Program Office
2237 Trinity Drive
Mail Stop C334
Los Alamos Business Park
Los Alamos, NM 87544

For U.S. Mail Only:
Los Alamos National Laboratory
Civilian and Industrial Technology Program Office
P.O. Box 1663
Mail Stop C334
Los Alamos, NM 87545

b.   TECHNICAL CONTACT, REPORTS, AND COPIES, OF FORMAL NOTICES AND
COMMUNICATIONS

Mahlon S. Wilson
Telephone: (505)667-9178
Facsimile: (505)665-4292

For Fed. Ex., UPS, Freight:

Los Alamos National Laboratory
MST- I 1, Mail Stop D429
TA-3 Bldg. SM-43, Room No. D37
Los Alamos, NM 87545

For U.S. Mail Only:

Los Alamos National Laboratory
P.O. Box 1663
MST- I 1, Mail Stop D429
Los Alamos, NM 87545

2.   For DCH Technology, Inc.

a.   FORMAL NOTICES AND COMMUNICATIONS

David A. Walker
Telephone: (818) 385-0400
Facsimile: (818) 385-0849

For Fed. Ex., UPS, Freight: DCH Technology, Inc.
14241 Ventura Boulevard, Suite 208
Sherman Oaks, CA 91423

For U.S. Mail Only:
DCH Technology, Inc.
14241 Ventura Boulevard, Suite 208
Sherman Oaks, CA 91423

b.   TECHICAL CONTACT, REPORTS, AND COPIES OF FORMAL NOTICES AND COMMUNICATIONS

Dr. Mark A. Daugherty
Telephone: (608) 831-6675
Facsimile: (Phone Number)

For Fed Ex., UPS, Freight: DCH Technology, Inc.
14241 Ventura Boulevard, Suite 208
Sherman Oaks, CA 91423

For U.S. Mail Only:

DCH Technology, Inc.
14241 Ventura Boulevard, Suite 208
Sherman Oaks, CA 91423

ARTICLE XXVIII: DISPUTES

The Parties shall attempt to jointly resolve all disputes arising from this CRADA. If the Parties are unable to jointly resolve a dispute within a reasonable period of time, they agree to have the dispute decided by the DOE Contracting Officer, who shall reduce his decision to writing within sixty (60) days of receiving in writing the request for a decision by either Party to this CRADA. The DOE Contracting Officer shall mail or otherwise furnish a copy of the decision to the Parties. The decision of the DOE Contracting Officer is final unless, within one hundred twenty (120) days, the Participant brings an action for adjudication in a court of competent jurisdiction. To the extent that there is no applicable U.S Federal law, this CRADA and performance thereunder shall be governed by the law of the State of New Mexico.

ARTICLE XXIX: ENTIRE CRADA AND MODIFICATIONS

A. It is expressly understood and agreed that this CRADA with its Appendices contains the entire agreement between the Parties with respect to the subject matter hereof and that all prior representations or agreements relating hereto have been merged into this document and are thus superseded in totality by this CRADA.

B. Any agreement to materially change any terms or conditions of this CRADA or the Appendices shall be valid only if the change is made in writing, executed by the Parties hereto, and approved by DOE.

ARTICLE XXX: TERMINATION

This CRADA may be terminated by either Party upon thirty (30) days written notice to the other Party. This CRADA may also be terminated by the University in the event of failure by the Participant to provide the necessary advance funding, as agreed in Article III.

In the event of termination by either Party, each Party shall be responsible for its share of the costs incurred through the effective date of termination, as well as its share of the costs incurred after the effective date of termination, and which are related to the termination. The confidentiality, use, and/or non-disclosure obligations of this CRADA shall survive any termination of this CRADA.

I hereby represent that I have the requisite authority to sign, this instrument on behalf of-

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

Signature: /s/ JOHN C. BROWNE
Name:      John C. Browne
Title:     Director
Date:      10/14/98

PARTICIPANT:

Signature: /s/ DAVID A. WALKER

Name:        David A. Walker
Title:       Vice President Business Operaitons
Date:         10/30/98

APPENDIX A - STATEMENT OF WORK

A.   PURPOSE [*]

[*] One and one-half pages omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

C. SCOPE OF WORK

   [*]

[*] Three pages omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

D. PROPERTY

   [*]

[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

D. [SIC] NON-PROPRIETARY PROJECT ABSTRACT

   [*]

[*] Omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

E. FUNDING PROFILE

   [*]

[*] Two pages omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

APPENDIX B - DESCRIPTION OF EXPANDED ABSTRACT OF COPYRIGHTED COMPUTER SOFTWARE

   [*]

[*] Three pages omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.

APPENDIX C - BACKGROUND INTELLECTUAL PROPERTY

   [*]

[*] One page omitted pursuant to request for confidentiality filed with the Securities and Exchange Commission.